Exhibit FS-1
National Grid Group plc unaudited pro forma condensed consolidated balance sheet at March 31, 2001

                                                              Group                               Group                    Group
                                                          balance sheet       Pro forma         Pro forma                Pro forma
                                                           per Form-20F      adjustment       balance sheet            balance sheet
                                                             UK GAAP           UK GAAP           UK GAAP                  UK GAAP
                                                                               note 1                        note 2
                                                                                                            --------
                                                            (pound)m          (pound)m          (pound)m    (pound):$        $m
                                                                                                              1.42
                                                                                                            --------

Fixed Assets                                                  7,763.8                 -           7,763.8                11,024.6

Current assets                                                2,218.8                 -           2,218.8                 3,150.7

Creditors  (amounts falling due
  within one year)                                           (2,213.7)                -          (2,213.7)               (3,143.5)
                                                           -----------      ------------       -----------             -----------
Net current assets                                                5.1                 -               5.1                     7.2

                                                           -----------      ------------       -----------             -----------
Total assets less current liabilities                         7,768.9                 -           7,768.9                11,031.8

Creditors (amounts falling due
  after more than one year)                                  (3,755.5)          1,408.5          (2,347.0)               (3,332.8)

Provisions for liabilities and charges                         (495.8)                -            (495.8)                 (704.0)

                                                           -----------      ------------      -----------              -----------
Net assets employed                                           3,517.6           1,408.5           4,926.1                 6,995.0
                                                           ===========      ============       ===========             ===========

Capital and reserves
      Equity shareholder's funds                              3,475.8           1,408.5           4,884.3                 6,935.6

      Minority interests                                         41.8                 -              41.8                    59.4

                                                           -----------      ------------       -----------             -----------
                                                              3,517.6           1,408.5          4,926.1                  6,995.0
                                                           ===========      ============       ===========             ===========


Reconciliation of equity shareholder's funds from UK GAAP to US GAAP

                                                          Reconciliation      Pro forma         Pro forma                Pro forma
                                                           per Form-20F      adjustments      reconciliation          reconciliation
                                                                                 note 1                       note 2
                                                                                                             --------
                                                            (pound)m          (pound)m           (pound)m    (pound):$       $m
                                                                                                               1.42
                                                                                                             --------
   Equity shareholder's funds under UK GAAP                   3,475.8           1,408.5           4,884.3                 6,935.6

   Adjustments to conform to US GAAP
         Deferred taxation                                   (1,072.4)                -          (1,072.4)               (1,522.8)
         Pensions                                               178.7                 -             178.7                   253.8
         Shares held by employee share trusts                   (10.2)                -             (10.2)                  (14.5)
         Ordinary dividends                                     133.5                 -             133.5                   189.6
         Tangible fixed assets                                  (41.6)                -             (41.6)                  (59.1)
         Financial instruments                                  (45.5)                -             (45.5)                  (64.6)
         Issue costs associated with EPICs                        3.7                 -               3.7                     5.3
         Carrying value of EPICs liability                       37.5                 -              37.5                    53.3
         Recognition of UK transmission income                  (17.0)                -             (17.0)                  (24.1)
         Regulatory assets                                       37.5                 -              37.5                    53.3
         Goodwill - effect of US GAAP adjustments               234.1                 -             234.1                   332.4
         Share of associate's adjustments to
           conform with US GAAP                                   6.8                 -               6.8                     9.7
         Other                                                   (0.9)                -              (0.9)                   (1.3)
                                                           -----------      ------------       -----------             -----------
   Total US GAAP adjustments                                   (555.8)                -            (555.8)                 (789.2)

                                                           -----------      ------------       -----------             -----------
   Equity shareholder's funds under US GAAP                   2,920.0           1,408.5           4,328.5                 6,146.4
                                                           ===========      ============       ===========             ===========

Notes

1 For the purposes of preparing the unaudited pro forma condensed consolidated balance sheet at March 31, 2001, the proceeds of US$ 2000 million (GBP1408.5million) from the issuance of convertible/exchangeable bonds has been assumed to replace existing debt falling due after more than one year. Upon maturity of the convertible/exchangeable bonds (assumed to be March 31, 2001) the above pro forma reflects the extinguishment of this liability by the issuance of NGG shares.

2 The translation from sterling to US dollars is provided as a convienience translation only. This translation does not mean that the pounds sterling amount has been, could have been or could be converted into US dollars at the rate of (pound)1 GBP = US$1.42, or at any other rate.